Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-118536) of Amscan Holdings, Inc. and in the related Prospectus of our report dated March 28, 2007, with respect to the consolidated financial statements and schedule of Amscan Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Stamford, Connecticut
April 2, 2007